ILEX ONCOLOGY, INC.
2000 ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------

                                                                    EXHIBIT 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                                                 Years Ended December 31
                                                                          ------------------------------------
                                                                            2000          1999         1998
                                                                          --------      --------      --------
COMPUTATION OF BASIC NET LOSS PER SHARE:
         Net loss                                                         $(38,982)     $(46,055)     $(21,228)
                                                                          ========      ========      ========

   Weighted average shares of common stock outstanding                      24,285        15,144        12,450
                                                                          ========      ========      ========

   Basic net loss per share                                               $  (1.61)     $  (3.04)     $  (1.71)
                                                                          ========      ========      ========

COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                               $(38,982)     $(46,055)     $(21,228)
   Preferred stock dividends not incurred upon assumed conversion of
     preferred stock                                                           262            82            --
                                                                          --------      --------      --------


   Loss available to common stockholders assuming conversion of
     subsidiary's preferred stock                                         $(38,720)     $(45,973)     $(21,228)
                                                                          ========      ========      ========

   Weighted average number of shares of common stock and common stock equivalents outstanding-
       Weighted average shares of common stock outstanding                  24,285        15,144        12,450
       Weighted average number of common stock equivalents
         applicable to stock options, warrants and subsidiary's
         preferred stock                                                     1,113           562           411
                                                                          --------      --------      --------

   Common stock and common stock equivalents                                25,398        15,706        12,861
                                                                          ========      ========      ========

   Diluted net loss per common stock and common stock equivalents (a)     $  (1.53)     $  (2.93)     $  (1.65)
                                                                          ========      ========      ========

           (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.